Exhibit 99

CyberDefender Corporation Announces Second Quarter 2010 Financial Results: 163% Growth in Revenue Year-Over-Year

LOS ANGELES, August 2, 2010 -- CyberDefender Corporation [NASDAQ: CYDE], a provider of Internet security software, utilities and Live PC Support services that work together to maximize online safety for consumers, today announced financial results for its second quarter ended June 30, 2010.

Second Quarter 2010 Highlights
•	Achieved new records for gross sales, revenue and deferred revenue
•	Q210 revenue grew 163% over Q209 to $9.7 million
•	Q210 gross sales (a non-GAAP measure) grew 100% over Q209 to a record of $12.4 million
•	Grew in-house call center to over 225 seats
•	Made strategic investments in enterprise infrastructure to facilitate expected future growth
•	Commenced trading on the NASDAQ Global Market exchange as key step toward next phase of company development
•	Expanded leadership team with industry veterans in line with the company’s recent growth and future expansion plans
•	Strengthened depth and diversity of Board with four new independent directors

“The second quarter of 2010 was a period of important milestone developments for CyberDefender that are paving the way for business expansion and accelerated market penetration,” stated Gary Guseinov, CyberDefender Chief Executive Officer.  “In addition to strong financial performance generated through new customer acquisition, infrastructure build-out, and successful sales and marketing, we added bench strength in both our leadership team and board, and achieved listing to the NASDAQ Global Market where we expect to benefit from improved visibility and access to the capital markets.  Each of these achievements supports our strategies for expanding our market share and reinforces the strengths that we believe will support our growth in the coming quarters.

“Customer demand for CyberDefender’s remote PC repair services reached a new high level, comprising 56% of the company’s gross sales in the second quarter. Our competitive strategy is to offer a holistic platform that includes a combination of software and services, and this new record further demonstrates the growing demand for such services in the marketplace. With home networks becoming more sophisticated through broader device interconnection, we expect to see incremental future growth in the opportunity for tech-on-call services as consumers require more robust management solutions than what is available via the do-it-yourself software model.  In fact, according to Parks Associates, remote PC repair service was the number one consumer choice for troubleshooting and fixing home computers in 2009, yet there are few providers that actually offer this service. Based on the depth of our offering, customer feedback and demonstrated growth rates, we believe we are a definitive leader in the virtual service arena.

“Growth in new customer acquisition was once again led by continued success in our off-line marketing efforts, including direct response television and radio under the brands DoubleMySpeed.com™, MyCleanPC.com™ and MaxMySpeed.com™.  At the same time, we furthered our investment in new call center infrastructure enhancements that will enable us to support over 1,000 additional agents, increase incoming call capacity tenfold, improve efficiencies and enhance the overall customer experience. We are executing on a comprehensive and innovative product roadmap that we believe will be key to our continuing success in meeting our aggressive customer acquisition and retention goals, and we look forward to announcing these products in the second half of the year,” Guseinov continued.  “As we proceed through the second half of 2010, we believe we have all the right components in place – product and service excellence, industry-leading innovation, sales and marketing execution, infrastructure and support, and leadership and talent – that will drive our company to its next stage of growth and value.”

Results for the Quarter Ended June 30, 2010

GAAP revenues for the second quarter of 2010 grew 163% to $9.7 million, compared to $3.7 million in the same quarter of 2009.  Gross sales grew 100% to $12.4 million for the second quarter, compared to $6.2 million in the same quarter of 2009. The company defines gross sales (a non-GAAP measure) as GAAP revenues before refunds and charge backs and before deferring revenue for GAAP purposes (see disclosure regarding use of non-GAAP measures and reconciliation to GAAP below).

Cost of sales was $4.0 million for the second quarter of 2010 compared to $0.8 million for the second quarter of 2009.  The increase was primarily attributable to the expansion of internal and external call center operations to support increased sales of technical support services.

Gross profit in the second quarter of 2010 increased 94% to $5.7 million, or 58.7% of net sales, compared to $2.9 million, or 79.6% of net sales, in the same quarter of 2009.  The decreased gross profit percentage reflects the company’s transition from its third party revenue share call center to its internal call center operations.  Gross profit as a percentage of revenue is expected to increase over time as the company recognizes deferred revenue from prior quarters, achieves scale in call center cost of sales, and as GAAP revenue growth exceeds that of variable costs.

Operating loss decreased to $2.4 million in the second quarter of 2010, compared with an operating loss of $3.8 million in the same quarter of 2009.

Net loss for the second quarter of 2010 was $4.9 million or $0.19 per share, compared with a net loss of $4.8 million, or $0.24 per share in the same quarter of 2009.

CyberDefender exited the quarter with record deferred revenue of $12.1 million and unrestricted cash of $4.9 million.

Results for the Six Months Ended June 30, 2010

GAAP revenues for the first six months of 2010 grew 179% to $19.2 million, compared to $6.9 million in the period of 2009.  Gross sales (a non-GAAP measure) grew 95% to $24.2 million for the first six months of 2010, compared to $12.4 million in same the period of 2009.

Gross profit in the first six months of 2010 grew 121% to $12.0 million, compared to $5.4 million in the same period of 2009.

The company reported an operating loss of $3.0 million in the first six months of 2010, compared with an operating loss of $7.8 million in the same quarter of 2009.

Net loss for the first six months of 2010 was $6.8 million or $0.26 per share, compared with a net loss of $9.6 million, or $0.50 per share in the same period of 2009.

CyberDefender Chief Financial Officer, Kevin Harris, stated, “Our recent developments showcase our commitment to controlling costs and increasing efficiencies of scale while investing in our growth.  To support new customer acquisition and service requirements for our growing remote PC repair service, we continued to augment our in-house call center and now seat more than 225 agents at that location.  Integration of our improved infrastructure is tracking to expectations and we believe these key operational additions will offer cost savings and effectively support continued growth in call volume for the foreseeable future.”

Non-GAAP Financial Measures

Gross sales are a non-GAAP measure that we use in assessing our operating performance.  We define gross sales as total sales before refunds and chargebacks and before deferring revenue for GAAP purposes.  We reference this non-GAAP financial measure frequently in our decision-making because it gives a better indication of our operating performance and the profitability of our marketing initiatives.  We include this non-GAAP financial measure in our earnings announcements in order to provide transparency to our investors and enable investors to better understand our operating performance.  However, gross sales alone should not be used to assess our financial performance or to formulate investment decisions.

The following is a reconciliation of gross sales to net GAAP revenue for the periods ended June 30, 2009 and 2010:

Non-GAAP Reconciliation	3 Months	3 Months	6 Months	6 Months
	Q2 2010	Q2 2009	Q2 2010	Q2 2009
Gross Sales	12,428,803	6,233,622	24,242,211	12,424,573
Less: Refunds and chargebacks	(2,254,543)	(1,119,323)	(3,750,007)	(1,984,399)
Less: Change in deferred revenue	(461,674)	(1,427,655)	(1,302,288)	(3,561,900)
Net revenue	9,712,586	3,686,644	19,189,916	6,878,274

Conference Call Information

CyberDefender will host a conference call to discuss second quarter ended June 30, 2010 results today, Monday, August 2, 2010 at 1:30 pm PT/4:30 pm ET.

To access the live conference call, dial (877) 407-9210 and give the company name, “CyberDefender.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. A telephone replay will also be available for one week beginning two hours after the completion of the live call, and can be accessed by dialing (877) 660-6853 or 201-612-7415 for international callers and entering access# 286 and conference ID# 00353809 when prompted.

The call will also be available via live and archived webcast in the “Events” section of the company’s website.

ABOUT CYBERDEFENDER

CyberDefender Corporation [NASDAQ: CYDE] is a provider of Internet security software, utilities and Live PC Support services that work together to provide maximum safety for consumers in a digital world. CyberDefender develops and markets antispyware/antivirus software and remote, live tech support services. In addition, CyberDefender offers identity protection and computer optimization services. With millions of active users on its cloud-based Collaborative Internet Security Network, CyberDefender leverages the power of community to protect its customers from the rapidly growing number of new online threats every year. CyberDefender products are fully compatible with Microsoft's XP, Vista, and 7 Operating systems.  All products are available at http://www.cyberdefender.com.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact, including any statement regarding future growth and profitability, constitute "forward-looking statements" under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause CyberDefender's actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Factors that could cause CyberDefender's results to be materially different from the forward-looking statements include whether CyberDefender will be able to find financing when and as it needs it and whether CyberDefender's revenues will eventually exceed its expenses. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in CyberDefender's reports and registration statements filed with the Securities and Exchange Commission, which are available for review at http://www.sec.gov/.

Public Relations:
Luis Levy
The Bohle Company
(310) 785 - 0515 ext. 204
Luis@bohle.com

Investor Relations:
Marie Dagresto
Caye Partners
(310) 571 – 8205
cyde@cayepartners.com

CYBERDEFENDER CORPORATION
CONDENSED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
	2010	2009 (1)
ASSETS
CURRENT ASSETS:
Cash	$4,896,518	$3,357,510
Restricted cash	2,059,028	1,565,841
Accounts receivable, net of allowance	1,146,705	489,464
Deferred financing costs, current	25,509	191,566
Prepaid expenses	215,885	302,291
Deferred charges, current	8,786,348	5,629,288

Total Current Assets	17,129,993	11,535,960

PROPERTY AND EQUIPMENT, net	852,705	242,927
DEFERRED FINANCING COSTS, net of current portion	19,132	47,892
DEFERRED CHARGES, net of current portion	510,252	609,904
OTHER ASSETS	110,028	67,605

Total Assets	$18,622,110	$12,504,288

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$6,281,488	$4,893,186
Accrued expenses	1,446,760	862,023
Deferred revenue, current	10,112,645	9,662,030
Capital lease obligations, current	90,992	9,410

Total Current Liabilities	17,931,885	15,426,649

DEFERRED RENT	254,197	65,938
DEFERRED REVENUE, less current portion	1,968,789	1,117,116
NOTES PAYABLE, net of discount	4,242,500	1,593,000
CAPITAL LEASE OBLIGATIONS, less current portion	137,536	9,708

Total Liabilities	24,534,907	18,212,411

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT:
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	-	-
Common stock, par value $0.001; 100,000,000 shares authorized; 27,023,709 and 25,673,967 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	27,024	25,674
Additional paid-in capital	39,628,942	33,058,128
Accumulated deficit	(45,568,763)	(38,791,925)

Total Stockholders’ Deficit	(5,912,797)	(5,708,123)

Total Liabilities and Stockholders’ Deficit	$18,622,110	$12,504,288
(1)	Derived from audited financial statements

CYBERDEFENDER CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

REVENUES:
Net sales	$9,712,586	$3,686,644	$19,189,916	$6,878,274

COST OF SALES	4,013,801	753,324	7,168,851	1,433,028

GROSS PROFIT	5,698,785	2,933,320	12,021,065	5,445,246

OPERATING EXPENSES:
Advertising	3,407,239	3,408,307	6,475,132	7,152,001
Product development	963,392	365,497	1,715,519	665,234
Selling, general and administrative	3,722,377	1,565,995	6,599,590	2,817,552
Investor relations and other related consulting	-	1,346,207	165,045	2,566,209
Depreciation and amortization	54,903	9,760	75,145	20,096
Total Operating Expenses	8,147,911	6,695,766	15,030,431	13,221,092

LOSS FROM OPERATIONS	(2,449,126)	(3,762,446)	(3,009,366)	(7,775,846)

OTHER INCOME/(EXPENSES):
Change in the value of derivative liabilities	-	-	-	109,058
Interest expense, net	(2,446,585)	(1,052,921)	(3,767,072)	(1,965,430)
Total Other Expenses, net	(2,446,585)	(1,052,921)	(3,767,072)	(1,856,372)

LOSS BEFORE INCOME TAX EXPENSE	(4,895,711)	(4,815,367)	(6,776,438)	(9,632,218)

INCOME TAX EXPENSE	200	200	400	400

NET LOSS	$(4,895,911)	$(4,815,567)	$(6,776,838)	$(9,632,618)

Basic and diluted net loss per share	$(0.19)	$(0.24)	$(0.26)	$(0.50)

Weighted Average Shares Outstanding:
Basic and diluted	26,427,048	20,392,487	26,094,502	19,198,137